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Exhibit 4.4

EXHIBIT A

2000 MODIFIED
ESOP LOAN AGREEMENT

MODIFICATION DATED AS OF DECEMBER 14, 2000

SAWTEK INC. EMPLOYEE STOCK OWNERSHIP
AND 401(k) PLAN AND TRUST

2000 MODIFIED
ESOP LOAN AGREEMENT

    This 2000 MODIFIED ESOP LOAN AGREEMENT (the "Agreement") is made and entered into on December 14, 2000 in Apopka, Orange County, Florida between SAWTEK INC., a Florida corporation (the "Company") and HSBC BANK, as successor trustee (the "Trustee") of the SAWTEK INC. EMPLOYEE STOCK OWNERSHIP AND 401(k) PLAN AND TRUST (the "KSOP" and the "Trust") (formerly known as the Employee Stock Ownership Plan and Trust for Employees of Sawtek Inc. (the "ESOP")).

BACKGROUND INFORMATION

    A.  Effective October 1, 1990, the Company established the ESOP for the benefit of its participants and beneficiaries. The ESOP was amended and restated, and combined with the Company's 401(k) profit sharing plan, on July 16, 1997, to become the KSOP.

    B.  On January 11, 1991, the Company and certain shareholders thereof sold Shares of common stock of the Company to the Trust.

    C.  In order to finance the acquisition of the Shares, the Trust entered into the 1991 ESOP Loan with the Company in the principal amount of $4,000,000, as evidenced by the 1991 ESOP Loan Agreement.

    D.  The Trust acquired 17,777,760 Shares (as adjusted to reflect a 1996, 20 for 1 stock split and the year 2000, 2 for 1 stock split) in conjunction with the 1991 ESOP Loan Agreement and placed such Shares in a suspense account within the ESOP for release in accordance with the 1991 ESOP Pledge Agreement and applicable ERISA regulations.

    E.  As of the date of this Agreement, the Trust remains indebted to the Company from the 1991 ESOP Loan in the principal amount of $585,597, and there remains 2,312,932 Shares in the suspense account of the KSOP for allocation to the participants and beneficiaries of the KSOP.

    F.  As stated and memorialized in the 2000 Implementation Agreement, the Company and the Trustee have agreed to extend the amortization of the 1991 ESOP Loan (as previously extended and modified on September 26, 1997) in exchange for the additional consideration to be provided by the Company to the Trust in accordance with the 2000 Implementation Agreement. The Company and the Trustee have agreed that the 1991 ESOP Loan, as modified herein, continues to be primarily for the benefit of the participants and beneficiaries of the KSOP.

ARTICLE I
DEFINITIONS

    SECTION 1.01.  Definitions.  The following terms, as used herein, have the following meanings:

      "Agreement" means this modification of the 1991 ESOP Loan Agreement, as modified on September 26, 1997, between the Company and the Trustee.

      "Business Day" means any day except a Saturday, Sunday or other day on which banks in Orlando, Florida are authorized or required by law to close.

      "Company" means Sawtek Inc., a Florida corporation that sponsors the KSOP, and its successor

      "Code" means the Internal Revenue Code of 1986, as amended or replaced from time to time.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended or replaced from time to time.

      "ESOP" means the Employee Stock Ownership Plan and Trust for Employees of Sawtek, Inc. prior to its amendment and restatement as of July 16, 1997.

      "Event of Default" means the events of default provided in Article VI of this Agreement.

      "KSOP" means the Sawtek Inc. Employee Stock Ownership and 401(k) Plan and Trust dated as of July 16, 1997.

      "1991 ESOP Loan" means the $4,000,000 loan by the Company to the Trust on January 11, 1991, as evidenced by the 1991 ESOP Note.

      "1991 ESOP Loan Agreement" means the ESOP Loan Agreement between the Trustee and the Company dated as of January 11, 1991.

      "1991 ESOP Note" means the Trust's ESOP Note in the principal amount of $4,000,000 dated as of January 11, 1991.

      "1991 ESOP Pledge Agreement" means the ESOP Pledge Agreement between the Trustee and the Company dated as of January 11, 1991.

      "1997 Modified ESOP Pledge Agreement" means the 1991 ESOP Pledge Agreement, as modified by the Modified ESOP Pledge Agreement dated as of September 26, 1997."

      "Shares" means the shares of common stock of the Company acquired by the Trust pursuant the 1991 ESOP Loan.

      "Trust" means the Sawtek Inc. Employee Stock Ownership and 401(k) Trust dated as of July 16, 1997.

      "Trustee" means HSBC Bank, as successor trustee of the Trust, and any successor thereto.

      "2000 Implementation Agreement" means the agreement between the Company and the Trustee of even date herewith that provides the overall agreement between the Company and the Trustee with respect to the modification of the 1991 ESOP Loan Agreement and 1991 ESOP Pledge Agreement, as modified September 26, 1997.

      "2000 Modified ESOP Loan Documents" means collectively this Agreement, and the 2000 Renewal ESOP Note.

      "2000 Renewal ESOP Note" means the renewal of the 1991 ESOP Note, as modified September 26, 1997, and now in the principal amount of $585,597.00, dated as of December 14, 2000.

      "Unallocated Shares" means Shares being held in suspense in the Trust, pending allocation to participants pursuant to the terms of the KSOP.

    SECTION 1.02.  Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principals. In the event of ambiguities or changes in GAAP, the more conservative principal or interpretation shall be used.

ARTICLE II
THE LOAN

    SECTION 2.01.  Commitment to Extend Loan.  On the terms and subject to the conditions of this Agreement, the Company and the Trustee hereby agree that the amortization of the repayment of the 1991 ESOP Loan shall be extended to September 30, 2007. Furthermore, the Company and the Trustee acknowledge and agree that as of the date of this Agreement, the unpaid principal balance of the 1991 ESOP Loan, as modified, from the Company to the Trust is $585,597.00, and 2,312,932 Shares remain in the suspense account of the Trust pending allocation to the participants and beneficiaries of the KSOP.

    SECTION 2.02.  Effect on Agreements.  Except with respect to the termination of the 1997 Modified ESOP Pledge Agreement as provided in Section 3 of the 2000 Implementation Agreement, nothing in this Agreement shall be interpreted or construed to affect the rights and obligations of the Company and the Trust under the 1991 ESOP Loan Agreement and the 1991 ESOP Note, as such agreements and documents were modified on September 26, 1997 and as existed prior to the date of this Agreement. As of the date of the Agreement, the rights and obligations of the Company and the Trust under the 1991 ESOP Note, 1991 ESOP Loan Agreement and 1991 ESOP Pledge Agreement, all as previously modified on September 26, 1997, shall be as provided in this Agreement and the 2000 Renewal ESOP Note.

    SECTION 2.03.  ESOP Note: Payment of Principal and Interest.  The continuing obligation of the Trust to repay the 1991 ESOP Loan, as previously modified, shall be evidenced by the 2000 Renewal ESOP Note. The 2000 Renewal ESOP Note shall be payable in seven (7) annual installments of principal plus accrued interest, payable each year on September 30, with the first installment due on September 30, 2001, and the final installment due on September 30, 2007. The 2000 Renewal ESOP Note shall be without recourse to the Trust.

    SECTION 2.04.  Interest Rate.  Interest shall accrue from the date hereof on the outstanding principal amount of the 2000 Renewal ESOP Note at the fixed, annual rate of 7.5016%.

    SECTION 2.05.  Prepayments.  The Trust may, without premium or penalty, prepay the 2000 Renewal ESOP Note in whole or in part, at any time, upon payment of the principal amount being prepaid together with accrued interest thereon to the date of prepayment. Any prepayment of the 2000 Modified ESOP Note shall be applied to the principal installments thereof in the inverse order of their maturities.

    SECTION 2.06.  General Provisions as to Payments.

      (a) The Trust shall make each payment of principal and interest hereunder under the 2000 Renewal ESOP Note not later than 11:00 a.m. (Orlando, Florida time) on the date when due in lawful money of the United States of America to the Company at its address referred to in the signature section of this Agreement in immediately available funds. Whenever any payment of principal of, or interest on, the 2000 Renewal ESOP Note is due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.

      (b) Interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). If the due date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

    SECTION 2.07.  Special Limitations.  Notwithstanding any other provision in the 2000 Modified ESOP Loan Documents, the obligations of the Trust and the rights of the Company under the 2000 Modified ESOP Loan Documents are subject to and limited by any specific limitations that may now or in the future be explicitly required by law to qualify the 1991 ESOP Loan (as modified herein) for an exemption from any prohibition relating to transactions with an employee stock ownership plan by a "disqualified person" or "party in interest" under Code Section 4975 or ERISA Sections 406 and 408, respectively, or any similar or successor provision of applicable law, but only to the extent, and for so long as, such prohibitions specifically would be applicable to the 1991 ESOP Loan (as modified herein), and no exemption is available for such limitations. The Trustee shall comply with any reasonable request from the Company for assistance in establishing the inapplicability of such a prohibition or the qualification for such an exemption.

    SECTION 2.08.  Maximum Interest Rate.

      (a) Nothing contained in this Agreement or the 2000 Renewal ESOP Note shall require the Trust to pay interest at a rate exceeding the maximum rate permitted by applicable law.

      (b) If the amount of interest payable to the Company on any interest payment date in respect of the immediately preceding interest computation period, computed pursuant to Section 2.06, would exceed the maximum amount permitted by such applicable law to be charged by the Company, the amount of interest payable on such interest payment date automatically shall be reduced to such maximum permissible amount.

ARTICLE III
CONDITIONS TO MODIFICATION

    SECTION 3.01.  Conditions.  The modification of the 1991 ESOP Loan, as previously modified on September 26, 1997, shall be subject to the satisfaction of the following conditions:

      (a) execution by the Company and the Trustee of this Agreement;

      (b) execution by the Trustee of the 2000 Renewal ESOP Note;

      (c) agreement by the Company to the termination of the 1997 Modified ESOP Pledge Agreement;

      (d) execution by the Company and the Trustee of the 2000 Implementation Agreement;

      (e) cancellation of the 1997 ESOP Note, as modified by the 1997 Renewal ESOP Note; and

      (f)  the fact that all of the representations and warranties of the Trust contained in any of the 2000 Modified ESOP Loan Documents shall be true and correct on and as of the date of such modification in all material respects.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

    The Trustee represents and warrants, on behalf of the Trust, to and with the Company the following:

    SECTION 4.01.  Authorization:  Assuming that the Company (i) submits the KSOP and Trust to the Internal Revenue Service with an application for a favorable determination letter that the KSOP meets the requirements of Code Sections 401(a) and 4975(e)(7), (ii) obtains a favorable determination letter from the Internal Revenue Service on such application, and (iii) promptly adopts any amendments to the KSOP and Trust that are required by the Internal Revenue Service as a condition to the issuance of its favorable determination letter, then, to the best knowledge of the Trustee, the transactions contemplated hereby do not constitute prohibited transactions under the Code or ERISA. The Trust forming a part of the KSOP has been duly constituted in accordance with valid and binding trust instruments, is validly existing and is qualified under Code Sections 401(a) and 501(a).

    SECTION 4.02.  Binding Effect.  Each of the 2000 Modified ESOP Loan Documents constitutes a valid and binding agreement of the Trust, and the 2000 Renewal ESOP Note, when executed and delivered in accordance with this Agreement, will continue to be a valid and binding obligation of the Trust.

    SECTION 4.03.  Debt.  The Trust has no debt other than debt incurred pursuant to this Agreement and the 1991 ESOP Loan Agreement, as previously modified on September 26, 1997.

    SECTION 4.04.  Litigation.  To the best knowledge of the Trustee, there is no action, suit or proceeding pending against, threatened against or affecting the KSOP or Trust before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which would adversely affect the KSOP and Trust, taken as a whole, or the ability of the Trust to perform its obligations under this Agreement, or which in any manner questions the validity of any of the 2000 Modified ESOP Loan Documents.

ARTICLE V
COVENANTS

    The Trustee agrees that, so long as any amount payable under the 2000 Renewal ESOP Note remains unpaid or any obligation of the Trust to the Company remains unperformed or unfulfilled:

    SECTION 5.01.  Plan Documents and Information.  The Trustee will deliver to the Company:

      (a) any consent, acknowledgment or other document that reasonably may be requested by the Company in order to establish the qualified and exempt status of the KSOP and Trust and the 2000 Renewal ESOP Loan; and

      (b) from time to time such additional information in the Trustee's possession regarding the status or financial position of the KSOP and Trust, including copies of all documents and correspondence relating to the KSOP and Trust or the transactions contemplated hereby, to or from the Internal Revenue Service, the U.S. Department of Labor or any other competent authority, as the Company may reasonably request.

    SECTION 5.02.  Benefit to Participants.  The Trustee has engaged, consulted with and has relied and will rely upon the advice of such advisers as it deems appropriate, and based upon said investigations and advice, the Trustee has determined and will determine that this modification of the 1991 ESOP Loan, together with the 2000 Implementation Agreement, is primarily for the benefit of the KSOP's participants and beneficiaries as contemplated by United States Department of Labor Regulations Section 2550.408b-3 and Treasury Regulation Section 54.4975-7.

    SECTION 5.03.  Relating to Company.  The Company shall make contributions to the KSOP and Trust at such times, in such amounts, and within the limits specified in the applicable provisions of the Code, as may be necessary to enable the KSOP and Trust to meet all of its debt and other obligations as provided in the 2000 Modified ESOP Loan Documents. The Company shall take any and all actions necessary or appropriate to maintain the tax qualified status of the KSOP and Trust under the Internal Revenue Code.

ARTICLE VI
DEFAULTS

    SECTION 6.01.  Events of Default.  If one or more of the following events shall have occurred and be continuing:

      (a) the failure or omission of the Trust to pay when due any installment of principal or interest on the 2000 Renewal ESOP Note (but only to the extent the Company is in compliance with its covenants contained in Section 5.03);

      (b) the Trust shall fail to observe or perform any covenant contained in Section 5.02 of this Agreement;

      (c) the Trust shall fail to observe or perform any covenant contained in any of the 2000 Modified ESOP Loan Documents;

      (d) any representation, warranty, certification or statement made by the Trust in any of the 2000 Modified ESOP Loan Documents is false in a material way; or,

      (e) an event of default shall occur under any of the 2000 Modified ESOP Loan Documents;

then, and in every such event, the Company may take any action permitted to be taken upon the occurrence of an Event of Default under this Agreement and the other 2000 Modified ESOP Loan Documents.

    Notwithstanding anything contained herein to the contrary, if an Event of Default shall occur and be continuing, the Company shall have no rights to assets of the KSOP and Trust other than contributions (other than contributions of employer securities) that are made by the Company to enable the KSOP and Trust to meet its obligations hereunder and earnings attributable to the investment of such contributions.

ARTICLE VII
MISCELLANEOUS

    SECTION 7.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, fax, or similar writing) and shall be given to such party at its address or fax number set forth on the signature pages hereof or such other address or fax number as such party may hereafter specify for the purpose by notice to the Trustee and the Company. Each such notice, request or other communication shall be effective (i) if given by fax, when such fax is transmitted to the fax number specified in this Section and the appropriate answer back is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section.

    SECTION 7.02.  Survival.  All representations and warranties made by the Trust in any of the 2000 Modified ESOP Loan Documents, or in any document delivered in connection herewith or therewith shall survive the execution of this Agreement and the 2000 Modified ESOP Loan Documents.

    SECTION 7.03.  Amendments and Waivers.  Any provision of any of the 2000 Modified ESOP Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Trustee.

    SECTION 7.04.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including any successor trustees of the KSOP), except that the KSOP and Trust may not assign or otherwise transfer any of its rights under this Agreement. The Company may at any time sell, assign, transfer, pledge, grant security interests or participations in, or otherwise dispose of, its rights under any of the 2000 Modified ESOP Loan Documents, in whole or in part.

    SECTION 7.05.  Florida Law.  To the extent not superceded by federal law, each of the 2000 Modified ESOP Loan Documents shall be construed in accordance with and governed by the law of the State of Florida.

    SECTION 7.06.  Counterparts: Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

    SECTION 7.07.  No Waivers.  The obligations of the KSOP and Trust hereunder shall not in any way be modified or limited by reference to any other ESOP or KSOP loan document, instrument or agreement. All of the rights of the Company hereunder are separate from and in addition to any rights that it may have under the terms of the 2000 Renewal ESOP Note, the 2000 Implementation Agreement or otherwise. No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or otherwise. No failure or delay by the Company in exercising any right, power or privilege under or in respect of any of the 2000 Modified ESOP Loan Documents shall affect the rights, powers or privileges hereunder or shall operate as a limitation or waiver thereof.

    SECTION 7.08.  Term of the Agreement.  The term of this Agreement shall be until the payment in full of all principal and interest on the 2000 Renewal ESOP Note and all sums payable to the Company pursuant to this Agreement, whichever is earlier.

    SECTION 7.09.  Severability.  If any provision of this Agreement shall be held to be invalid, illegal or unenforceable under any applicable law, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby.

    SECTION 7.10.  Titles and Contents.  The Section headings and table of contents are inserted for convenience of reference only and are not a part of this Agreement and shall not be used to limit, expand or otherwise interpret or construe the provisions hereof.

    IN WITNESS WHEREOF, the parties hereto have caused this 2000 Modified ESOP Loan Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:
SAWTEK INC.
By:	Raymond A. Link Senior Vice President Finance Chief Financial Officer 1818 South Highway 441 Apopka, Florida 32703 (407) 886-7061 (Fax)
TRUSTEE:
HSBC BANK USA, NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY AS TRUSTEE OF THE SAWTEK INC. EMPLOYEE STOCK OWNERSHIP AND 401(k) PLAN AND TRUST
By:	Stephen J. Hartman, Jr. Senior Vice President HSBC Bank USA 452 Fifth Avenue, 17th Floor New York, N.Y. 10018-2706 (212) 525-2396 (Fax)

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  Exhibit 4.4
EXHIBIT A
2000 MODIFIED ESOP LOAN AGREEMENT
2000 MODIFIED ESOP LOAN AGREEMENT
BACKGROUND INFORMATION
ARTICLE I DEFINITIONS
ARTICLE II THE LOAN
ARTICLE III CONDITIONS TO MODIFICATION
ARTICLE IV REPRESENTATIONS AND WARRANTIES
ARTICLE V COVENANTS
ARTICLE VI DEFAULTS
ARTICLE VII MISCELLANEOUS